Exhibit 14.1
Consent of Mine Development Associates
Exhibit To
Form 20-F

March 2, 2007

Silver Standard Resources Inc.
Suite 1180, 999 West Hastings Street
Vancouver, BC
Canada V6C 2W2

Dear Sirs:

Re:	Reports on the Pirquitas and Diablillos Projects, Argentina.

Mine Development Associates:

•
has reviewed the summary of the estimate of reserves and resources at the Pirquitas and Diablillos Projects, respectively, in Argentina included in the Form 20-F for the year ended December 31, 2006 of Silver Standard Resources Inc. (“Silver Standard”) to be filed with the Securities and Exchange Commission in the United States and with the Canadian Securities Administrators in Canada;

•	confirms that each summary of an estimate of resources concurs with the estimate contained in our reports prepared for the Pirquitas and Diablillos Projects in Argentina;

•	consents to being referenced in the Form 20-F for the year ended December 31, 2005 of Silver Standard; and

•	consents to this consent being filed as an Exhibit to the Form 20-F for the year ended December 31, 2006 of Silver Standard.

Yours Sincerely,

Mine Development Associates

/s/ Steven Ristorcelli
Per: Steven Ristorcelli, Principal Geologist